UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): April 20, 2018

Gulf Island Fabrication, Inc.
(Exact name of registrant as specified in its charter)

Louisiana    001-34279    72-1147390
(State of incorporation)    (Commission File Number)    (IRS Employer Identification No.)

16225 Park Ten Place, Suite 280, Houston, Texas    77084
(Address of principal executive offices)    (Zip Code)

(713) 714-6100
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 2.01	Completion of Acquisition or Disposition of Assets.

Gulf Island Fabrication, Inc. (the "Company") completed the sale of its South Yard in Ingleside, Texas, to a subsidiary of Buckeye Partners for $55 million on April 20, 2018.

The Company's South Yard is located in Ingleside, Texas, on the northwest corner of the intersection between the Corpus Christi Ship Channel and the U.S. Intercoastal Waterway. The yard consists of approximately 212 acres of land including 2,650 linear feet of water frontage and a graving dock. The yard had a net book value of $47 million on the date of sale.

The Company received approximately $53 million in net proceeds at closing plus $750,000 of earnest money received on January 3, 2018, which was applied at closing, for total net proceeds of approximately $54 million. The Company expects to record a gain on the sale of approximately $7 million during the second quarter of 2018. Operations at the South Yard were not material during 2017. The South Yard was one of the Company's Fabrication Division facilities. The Company does not expect the sale of these assets to impact its ability to operate its Fabrication Division as previously operated.

Item 8.01	Other Information

On April 23, 2018, the Company announced the completion of the sale of its South Yard in Ingleside, Texas. A copy of the press release is attached as Exhibit 99.1.

Item 9.01        Financial Statements and Exhibits.
(c) Exhibits

The following exhibit is filed herewith:

Exhibit No.	Description
99.1	Press Release dated April 23, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF ISLAND FABRICATION, INC.

By: /s/ David S. Schorlemer
David S. Schorlemer
Executive Vice President,
Chief Financial Officer, Treasurer & Secretary

Dated: April 23, 2018

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